Exhibit 99.1

Contact:	Robert Jaffe
Robert Jaffe Co., LLC
(424) 288-4098

LANNETT TO BEGIN TRADING ON THE NEW YORK STOCK EXCHANGE

Philadelphia, PA — December 2, 2013 — Lannett Company, Inc. (NYSE MKT: LCI) today announced that it will transfer the listing of its common stock to the New York Stock Exchange (NYSE) from NYSE MKT.  The Company expects its shares to begin trading on the NYSE on December 13, 2013, under its current ticker symbol (LCI).  Virtu Financial, Inc. will remain the Company’s Designated Market Maker.

“This has been a tremendous year for our company,” said Arthur Bedrosian, president and chief executive officer of Lannett. “We generated record sales and net income, crossed the billion dollar market cap threshold and raised more than $70 million in a highly successful public offering.  Capping these achievements is the listing of our common stock on the Big Board.  We have reached an inflection point and are excited about Lannett’s future, but in the words of Bachman-Turner Overdrive, ‘you ain’t seen nothing yet!’”

“We are delighted to continue our relationship with Lannett and their shareholders as the company transitions to our NYSE platform,” said Scott Cutler, Executive Vice President, Head of Global Listings, NYSE Euronext.  “As the company has become one of the top pharmaceutical companies in generic products, among other accomplishments, Lannett is a great example of a growth-oriented company that can leverage NYSE’s advanced and innovative market model.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance. Any such statement, including, but not limited to, statements regarding the transfer of its common stock from the NYSE MKT to the NYSE, whether expressed or implied, is subject to market and other conditions, and subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the risk factors discussed in the Company’s Form 10-K and other documents filed with the SEC from time to time. These forward-looking statements represent the Company’s judgment as of the date of this news release. The Company disclaims any intent or obligation to update these forward-looking statements.

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